Exhibit 21

GOLDEN DEVELOPING SOLUTIONS, INC

LIST OF SUBSIDIARIES

Pura Vida Vitamins, LLC a Nevada LLC, 50% member

Tasos Media LLC, a Colorado LLC, 100% member

CBD Infusionz LLC, a Colorado LLC, 100% member